INDEPENDENT AUDITORS' REPORT

	To The Board of Trustees and Shareholders of Federated Insurance Series:

In planning and performing our audit of the financial statements of Federated Insurance Series (the "Trust") (comprised of the following portfolios:
Federated American Leaders Fund II, Federated International Equity Fund II, Federated Equity Income Fund II, Federated High Income Bond Fund II, Federated Strategic Income Fund II, Federated Quality Bond Fund II, Federated Growth Strategies Fund II, Federated Utility Fund II and Federated Small Cap Strategies Fund II (on which we have issued our report dated February 11, 2000) and Federated Fund for US Government Securities II and Federated Prime Money Fund II (on which we have issued our report dated January 28, 2000)), for the year ended December 31, 1999 we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Trust's internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the Trust's internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Trust's internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 1999.

This report is intended solely for the information and use of management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


	DELOITTE & TOUCHE LLP
	Boston, Massachusestts
	February 11, 2000